FORM 5            U.S. Securities and Exchange Commission
                          Washington, D.C.  20549

         ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Check this box if no longer           OMB APPROVAL
     subject to Section 16.  Form 4 or     OME Number 3235-0287
     Form 5 obligations may continue.      Expires:April 30,1997
     See Instruction 1(b).                 Estimated average
                                           burden hours per
                                           response .. 0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934. Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

     Robins              John           E.
       (Last)           (First)      (Middle)

     860-625 Howe Street
             (Street)

     Vancouver      British Columbia, Canada V6C2T6
        (City)             (State)       (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Summo Minerals Corporation

3.   IRS or Social Security Number of Reporting Persons
     (Voluntary)


4.   Statement for Month/Year

     12/96

5.   If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person to Issuer (Check all applicable)

     X   Director                      10% Owner
         Officer (give title           Other (specify
                   below)                      below)

                                 TABLE I
                    NON-DERIVATIVE SECURITIES ACQUIRED,
                    DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of              2. Transaction      3. Transaction
   Security                 Date                Code



4. Securities Acquired (A) or Disposed of (D)




5. Amount of Securities Beneficially Owned at End of Month



6. Ownership Form: Direct (D) or Indirect (I)



7. Nature of Indirect Beneficial Ownership



                                 TABLE II
                      DERIVATIVE SECURITIES ACQUIRED,
                    DISPOSED OF, OR BENEFICIALLY OWNED
(e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security

   Options to Purchase Common Stock


2. Conversion or Exercise Price of Derivative Security

     $2.50 Cdn.

3. Transaction Date (Month/Day/Year)

     12/24/96

4. Transaction Code

     D

5. Number of Derivative Securities Acquired (A) or Disposed of (D)

     150,000 (D)

6. Date Exercisable:                    05/30/96
   Expiration Date :(Month/Day/Year)    05/29/06



7. Title and Amount of Underlying Securities

     150,000 shares of Common Stock

8. Price of Derivative Security

     Nominal

9.  Number of Derivative Securities Beneficially Owned at End of
    Month

     0


10. Ownership Form of Derivative Security:
    Direct (D) or Indirect (I)

     D


11. Nature of Indirect Beneficial Ownership




1. Title of Derivative Security

   Options to Purchase Common Stock


2. Conversion or Exercise Price of Derivative Security

     $1.40 Cdn.

3. Transaction Date (Month/Day/Year)

     12/24/96

4. Transaction Code

     A

5. Number of Derivative Securities Acquired (A) or Disposed of (D)

     150,000 (A)

6. Date Exercisable:

     25% exerciseable immediately; additional 25% exerciseable after May 29, 1997; additional 25% exerciseable after May
     29, 1998; additional 25% exerciseable after May 29, 1999.

     Expiration Date: 05/29/01

7. Title and Amount of Underlying Securities

     150,000 shares of Common Stock

8. Price of Derivative Security

     Nominal

9.  Number of Derivative Securities Beneficially Owned at End of
    Month

     150,000

10. Ownership Form of Derivative Security:
    Direct (D) or Indirect (I)

     D


11. Nature of Indirect Beneficial Ownership



Explanation of Responses:







                    /s/ James D. Frank            April 24, 1997
                         Attorney in Fact
                    Signature of Reporting          Date
                          Person


**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  See 18 U.S.C. 1001 and 15
     U.S.C. 78ff(a).

NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.